Exhibit 99.1

ML MACADAMIA ORCHARDS, L.P.

REPORTS 2nd QUARTER 2004 EARNINGS

Hilo, Hawaii  — ML Macadamia Orchards, L.P. (NYSE: NUT), today reported a second quarter net loss of $161,000 or ($0.02) per Class A Unit, on revenues of $787,000. The second quarter marks the end of the harvest season and normally accounts for less than 4% of the total year’s harvest. In 2003, the net loss was $185,000, or ($0.02) per Class A Unit, on $1.1 million in revenues. The second quarter is usually one of the year’s lowest harvest periods

Nut revenues were $153,000 for the three months ended June 30, 2004, compared to $372,000 in the prior year, due to different weather patterns affecting the timing of the harvest. Farming service revenues were $634,000, or approximately 14% lower than the previous quarter.

For the first six months of 2004, revenues were $2.8 million and the net loss was $256,000, or ($0.03) per Class A Unit. Revenues in the first six months of 2003 were $3.4 million and the net loss was $328,000, or ($0.04) per Class A Unit.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices and the outcome of legal action, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

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ML Macadamia Orchards, L.P.

Income Statements (unaudited)

(in thousands, except per unit data)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

Macadamia nut sales	$153	$372	$1,309	$1,403
Contract farming revenue	634	736	1,530	2,010

Total revenues	787	1,108	2,839	3,414
Cost of goods and services sold	647	1,040	2,491	3,130
Gross income	140	68	348	283
General and administrative expenses	261	211	517	506
Operating income (loss)	(121)	(143)	(169)	(223)
Interest expense	(38)	(46)	(82)	(103)
Interest income	3	5	7	8
Income (loss) before tax	(156)	(184)	(244)	(318)
Income tax expense	5	1	12	10
Net income (loss)	$(161)	$(185)	$(256)	$(328)

Net cash flow (as defined in the Partnership Agreement)	$(486)	$(440)	$(341)	$(348)

Net income (loss) per Class A Unit	$(0.02)	$(0.02)	$(0.03)	$(0.04)

Net cash flow per Class A Unit	$(0.06)	$(0.06)	$(0.05)	$(0.05)

Cash distributions per Class A Unit	$0.05	$0.05	$0.10	$0.10

Class A Units outstanding	7,500	7,500	7,500	7,500